Exhibit 16.1

January 17, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TechnipFMC plc and, under the date January 13, 2017, we reported on the consolidated financial statements of TechnipFMC plc as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and the period December 9, 2015 to December 31, 2015. On January 13, 2017, we were dismissed and notified that TechnipFMC plc engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2017. We have read TechnipFMC plc’s statements included under Item 4.01 of its Form 8-K dated January 17, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with TechnipFMC plc’s statement that the change was approved by TechnipFMC plc’s board of directors. Additionally, we are not in a position to agree or disagree with TechnipFMC plc’s statement that the Company did not consult with PricewaterhouseCoopers LLP in regard to the Company’s financial statements, which were audited by KPMG, with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K; nor are we in a position to agree or disagree that no written report or oral advice was provided to the Company by PricewaterhouseCoopers LLP that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

Very truly yours,

/s/ KPMG LLP